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Exhibit 99.1

Gaiam Reports First Quarter 2003 Results

        Broomfield, CO, May 6, 2003. Gaiam, Inc. (Nasdaq: GAIA) announced results for its first quarter ended March 31, 2003. Gaiam is a multi-channel lifestyle company catering to customers who value personal development, healthy living and renewable energy.

        The company will host a conference call today, May 6, 2003, at 2:30 p.m. M.D.T. (4:30 p.m. E.D.T.) to review its results for the first quarter 2003.

Domestic Dial-in No.:	800-475-4943
International No.	212-519-0800
Passcode:	Gaiam

        For the first quarter ended March 31, 2003, Gaiam reported sales of $23.4 million, a decline of 3.8% from $24.3 million in the quarter ended March 31, 2002, primarily due to lower sales to retailers.

        Gaiam reported an operating loss of $0.4 million for the first quarter of 2003 compared to operating income of $1.2 million during the same period of 2002. Net loss for the first quarter was $352 thousand compared to net income of $735 thousand during the same period of 2002. For the first quarter ended March 31, 2003, the Company reported earnings (loss) per share of ($0.02) compared to $0.05 for the first quarter ended March 31, 2002.

        During the first quarter of 2003 Gaiam acquired a majority interest in Leisure Systems International (LSI), a U.K. based distributor and marketer of lifestyle products. LSI was distributing Gaiam branded products in the U.K. since the beginning of last year.

        Gaiam ended the first quarter with $8.3 million in cash, no debt and a $15 million line of credit, which is fully available and has been extended through 2005.

        "We are pleased with the fact that we generated operating cash of $1.6 million in the first quarter compared to cash use of $4.9 in first quarter 2002. However we are disappointed with our results, especially with the decline in revenues resulting from negative internal growth in our retailer channel", said Jirka Rysavy, Chairman and Chief Executive Officer. "We have expanded and restructured our sales force with an emphasis on our store-in-store presence at national retailers. However, because of continued softness in the retail environment we are in the process of reducing our operating cost structure to reflect the current revenue level."

        "Sales for the quarter were below expectations. We continue to see growth at value retailers such as Target and Costco but sales to mall based stores remain weak," said Lynn Powers, President. "We were also impacted by the retail merger of The Sports Authority with Garts and our transition of Bed Bath and Beyond from a distributor relationship to direct sales." "We expanded our Gaiam lifestyle presentation to over 3,600 stores from approximately 2,500 stores in the first quarter of the prior year. Our strategic focus is to reinvigorate sales in our business channel and expand our proprietary products that contributed over 60% of sales in this quarter."

        Over the course of the past five years Gaiam sales grew over 40% on a compounded basis primarily from growth in the retailer channel. We are disappointed with our current results in this channel and are taking steps to reinvigorate growth and profitability. In the first quarter we significantly expanded our sales force and revised our commission structure, changed certain account relationships, and increased our focus on new product development. We are in the process of diversifying our retailer reach and reducing our cost structure so that the Company is well positioned to tackle a challenging retail environment. We believe that these efforts coupled with new initiatives and programs that are currently being implemented to leverage our customer base in the direct channel should increase profitability in the back half of the year where the Company historically generates most of its earnings. We will provide additional guidance on the conference call.

        This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as "expect," "believe," "will," "should" or comparable terminology or by discussions of strategy. While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of the Company's new products and services, the successful completion and integration of acquisitions, the possibility of negative economic conditions and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

        A replay of the conference call will begin 1 hour after the end of the call and will continue until Thursday, May 8, 2003, at 5:00 p.m. E.D.T.

Domestic replay number:	888-562-6491
International replay number:	402-220-6522

Contact: Yudi Bahl, Chief Financial Officer, 303-222-3676
http: www.gaiam.com

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31, 2003		Three months ended March 31, 2002
Net Revenue	$23,368	100.0%	$24,284	100.0%
Cost of goods sold	10,747	46.0%	10,015	41.2%

Gross profit	12,621	54.0%	14,269	58.8%
Operating expenses	13,021	55.7%	13,094	53.9%

Income (loss) from operations	(400)	(1.7)%	1,175	4.8%
Interest (net) and other	(71)	(0.3)%	(31)	(0.1)%
Profit (loss) before income taxes	(471)	(2.0)%	1,144	4.7%
Provision for income tax	(199)	(0.8)%	406	1.7%

Income before minority interest	(272)	(1.2)%	738	3.0%
Minority interest	80	0.3%	3	0.0%

Net income	$(352)	(1.5)%	$735	3.0%

Shares outstanding:
Basic	14,578,501		14,005,480
Diluted	14,726,992		14,532,351
Earnings per share:
Basic	$(0.02)		$0.05
Diluted	$(0.02)		$0.05

GAIAM, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,347,681	$11,422,435
Accounts receivable, net	15,643,384	21,455,744
Accounts and notes receivable, other	1,416,112	1,949,832
Inventory, less allowances	16,307,540	14,768,045
Deferred advertising costs	1,663,240	2,417,211
Other current assets	1,755,281	1,194,484

Total current assets	45,133,238	53,207,751
Property and equipment, net	11,141,631	9,543,231
Investments	7,865,192	7,865,192
Capitalized production costs, net	5,640,460	4,983,824
Video library, net	5,447,461	5,262,586
Goodwill, net	10,288,251	7,522,495
Deferred tax assets	2,519,244	2,519,244
Other assets	1,033,615	768,043

Total assets	$89,069,092	$91,672,366

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,913,140	$11,998,087
Accrued liabilities	4,977,594	5,709,788
Capital lease obligations, current	250,583	269,290
Income taxes payable	47,335	1,286,558

Total current liabilities	14,188,652	19,263,723
Capital lease obligations, long-term	36,351	54,529
Deferred tax liability	848,653	848,653
Deferred stock issuance	1,962,000	1,962,000

Total liabilities	17,035,656	22,128,905

Minority interest	2,555,766	172,481
Stockholders' equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,134,098 and 8,581,806 shares issued and outstanding at December 31, 2002 and 2001, respectively	919	913
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at December 31, 2002 and 2001, respectively	540	540
Additional paid-in capital	53,784,277	53,343,046
Deferred compensation	(125,865)	(143,865)
Retained earnings	15,817,799	16,170,346

Total stockholders' equity	69,477,670	69,370,980

Total liabilities and stockholders' equity	$89,069,092	$91,672,366

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Gaiam Reports First Quarter 2003 Results